Exhibit 28 (j)(2) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated July 23, 2025, with respect to the financial statements of Federated Hermes Emerging Markets Equity Fund, Federated Hermes International Equity Fund, and Federated Hermes International Growth Fund, three portfolios of the Federated Hermes Adviser Series, as of May 31, 2025, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
July 23, 2025